EXHIBIT 12



                              KENTUCKY UTILITIES COMPANY

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                       12 Months Ended
                                                        Sept. 30, 1994
                                                       (in thousands,
                                                        except ratio)
          Earnings
            Net Income                                   $ 78,983
            Adjustments
             Fixed charges                                 32,965
             Income taxes
             Current Federal                               36,728
             Current State                                  9,660
             Deferred Federal-Net                             212
             Deferred State-Net                              (548)
             Deferred investment tax credit-Net               (92)
             Income taxes included in Other Income
               and Deductions
             Current Federal and State                      1,829
             Deferred Federal and State                      (661)
             Amortization of investment tax credit         (4,024)
             Undistributed income of Electric
               Energy, Inc.                                   (80)

             Total Earnings                              $154,972

          Fixed Charges
            Interest on long-term debt                   $ 31,293
            Other interest charges                          1,672

             Total Fixed Charges                         $ 32,965


          Ratio of Earnings to Fixed Charges                 4.70






          Note--Rentals are not material and have not been included in fixed charges.








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